UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2008

GRAN TIERRA ENERGY INC.
(Exact name of Registrant as specified in its charter)

Nevada	98-0479924
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Commission file number: 000-52594

300, 611 - 10th Avenue S.W.
Calgary, Alberta, Canada T2R 0B2
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (403) 265-3221

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On June 11, 2008, the Board of Directors approved new employment agreements for its executive officers, including Dana Coffield, President and Chief Executive Officer, Martin Eden, Chief Financial Officer, Edgar Dyes (President, Gran Tierra Energy Colombia), Max Wei, Vice President Operations and Rafael Orunesu (President, Gran Tierra Energy Argentina). All of the agreements were executed by the parties on June 17, 2008.

The employment agreements entered into with Messrs. Coffield, Eden, Wei, Dyes and Orunesu have virtually identical terms except for: (i) the position held by each such person, (ii) the number of weeks of vacation allowed (5 weeks of paid vacation for each executive except Mr. Dyes who is permitted 4 weeks of paid vacation), (iii) limitations on business class travel (Messrs. Wei, Dyes and Orunesu may only travel business class for international flights and coach class for domestic travel whereas Messrs. Coffield and Eden may travel business class for most flights), (iv) travel to the United States by Mr. Dyes from Colombia, at the expense of Gran Tierra Energy Colombia Ltd., for personal business, as often as reasonably necessary, subject to residency requirements of Colombia, (v) reasonable housing, auto, club and living expenses in Colombia provided for Mr. Dyes by Gran Tierra Energy Colombia Ltd. consistent with the benefits provided to Mr. Dyes in the first quarter of 2006.

The employment agreements provide that the respective executive will: (i) receive a base salary, as determined by the Board, (ii) be eligible to receive an annual bonus, as determined by the Board, and (iii) be eligible to participate in the stock option plans of Gran Tierra Energy Inc. The bonuses are to be paid within 60 days of the end of the preceding year based on the executive performance.

The employment agreements do not have terms of specified duration. The employment agreements provide for severance payments to each executive, in the event the executive is terminated without cause or the executive terminates the agreement for good reason, in the amount of two times total compensation for the prior year (in the case of Messrs. Coffield and Wei) or in the amount of one times total compensation for the prior year (in the case of Messrs. Eden, Dyes and Orunesu).

“Good reason” includes (i) an adverse change in the executive’s position, title, duties or responsibilities, or any failure to re-elect him to such position (except for termination for “cause”), (ii) a reduction in the executive’s base salary unless all other executive officers are similarly reduced, or a change in the basis upon which the executive’s annual compensation is paid or determined except that annual performance bonuses are discretionary and shall not be considered adverse under the agreement if a performance bonus is reduced from a prior year or not paid, (iii) a change in control, or (iv) any breach by the employer of any material provision of the employment agreement.

A “Change in Control” is defined as (i) a dissolution, liquidation or sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation; (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (iv) the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or any affiliate of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors.

All agreements include standard insurance, non-competition and confidentiality provisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated June 17, 2008	GRAN TIERRA ENERGY INC.

	By:	/s/ Martin H. Eden
Martin H. Eden
Chief Financial Officer